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Pricing Supplement No. 10 dated August 5, 1998      Registration No. 333-38135
(To Prospectus Supplement dated November 25, 1997          Rule 424(b)(3)
  and Prospectus dated November 21, 1997)

                             BANKBOSTON CORPORATION

                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

                              --------------------

         Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes. This Pricing Supplement relates to $150,000,000.00 aggregate principal amount of Senior Notes that are being purchased, as principal, by Lehman Brothers Inc. ("Lehman Brothers") for resale to one or more investors at varying prices determined by Lehman Brothers. Net proceeds payable by Lehman Brothers to BankBoston Corporation (the "Corporation") will be 100% of the aggregate principal amount of the Senior Notes, or $150,000,000.00, before deduction of expenses payable by the Corporation.

DTC CUSIP #: 06605 TAH5

Principal Amount:  $150,000,000.00

Issue Date (Settlement Date):  August 10, 1998

Stated Maturity Date:  August 10, 1999

Issue Price:  100% of Principal Amount

Interest Rate(s)
     (Fixed Rate Notes):  N/A

Initial Interest Rate
     (Floating Rate Notes):   5.5725%

Interest Payment Dates:             [ ] June 15 and December 15 of each year.
                                    [x] Other:
                                    February 10, May 10, August 10, and November
                                    10 of each year, or the next Business Day, commencing November 10, 1998

Record Dates:                       [x ] Fifteenth calendar day (whether or not
                                    a Business Day) immediately preceding each Interest Payment Date.

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Interest Rate Basis                 [ ] CMT Rate
     (Floating Rate Notes):         [ ] Commercial Paper Rate
                                    [ ] Eleventh District Cost of Funds Rate
                                    [ ] Federal Funds Rate
                                    [x] LIBOR Telerate
                                    [ ] LIBOR Reuters
                                    [ ] Prime Rate
                                    [ ] Treasury Rate
                                    [ ] Other:

Interest Calculation
     (Floating Rate Notes):         [x] Regular Floating Rate Note
                                    [ ] Floating Rate/Fixed Rate Note
                                       Fixed Rate Commencement Date:
                                       Fixed Interest Rate:
                                    [ ] Inverse Floating Rate Note
                                       Fixed Interest Rate:

Index Maturity
     (Floating Rate Notes):         3 Month LIBOR

Index Currency
(LIBOR Notes):                      U.S. Dollars

Designated LIBOR Page
(LIBOR Notes):                      Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):              N/A

Designated CMT Maturity
Index (CMT Rate Notes):             N/A

Prime Rate Notes
(Floating Rate Notes):              N/A

Spread (Plus or Minus)
     (Floating Rate Notes):         Minus .115%

Spread Multiplier
     (Floating Rate Notes):         N/A

Interest Rate Formula
     (Floating Rate Notes):         LIBOR  -.115%

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Interest Reset Dates
     (Floating Rate Notes):         Quarterly, same as Interest Payment Dates

Interest Determination Dates
     (Floating Rate Notes):         2 London Business Days prior to  Interest
                                    Reset Dates

Calculation Agent (if other
     than the Bank)
     (Floating Rate Notes):         N/A

Minimum Interest Rate
     (Floating Rate Notes):         N/A

Maximum Interest Rate
     (Floating Rate Notes):         N/A

Redemption Date(s):                 N/A

Initial Redemption Percentage:      N/A

Annual Redemption
     Percentage Reduction:          N/A

Holder's Optional
     Repayment Date(s):             N/A

Day Count Convention
     (Floating Rate Notes):         [ ] 30/360 for the period from __________ to
                                    ----------------.
                                     [x] Actual/360 for the period from
                                         August 10, 1998 to August 10, 1999.

Original Issue
     Discount Note:                 [ ] Yes
                                    [x] No

Total Amount of OID:                N/A

Yield to Maturity:                  N/A

Interest Accrual Period:            N/A

Default Rate:                       N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.

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